UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Under § 240.14a-12

DELCATH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

USDC SDNY
UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK		DOCUMENT ELECTRONICALLY FILED
DOC #: ___________________
	X	DATE FILED: 9/20/06

:
DELCATH SYSTEMS, INC.,	:	06 Civ. 6420 (LAP)
:
Plaintiff,	:
	:	MEMORANDUM AND
V.	:	ORDER
:
ROBERT LADD, et al.	:
:
Defendants.	:
:
X

LORETTA A. PRESKA, United States District Judge:

          Plaintiff Delcath Systems, Inc. (“Delcath”) is a development stage company that is working to develop a drug delivery system to help treat various forms of cancer. (Compl. ¶ 2). Defendant Robert Ladd is the principal of Laddcapp Value Partners LP, Laddcapp Value Associates, LLC and Laddcapp Value Advisors, LLC (collectively, the “Ladd Defendants”). Delcath alleges that the Ladd Defendants seek to force the sale of Delcath through misinformation in that they initiated a consent solicitation and, during the process, made false and misleading statements with the ultimate intent to remove all of Delcath’s directors and replace them with the Ladd Defendants’ slate of directors. (Compl. ¶ 1). In this action Delcath seeks a declaration that the Ladd Defendants’ Valuation Proxy Solicitation and the Preliminary Consent Solicitation violate Section 14(a) of the Securities and Exchange Act of 1934 (“Exchange Act”) and that the Ladd Defendants’ Schedule 13D filings violate Section 13(d) of the Exchange Act. (Compl. Prayer for Relief, ¶ ¶ a-c). Delcath also seeks an injunction ordering the Ladd Defendants to correct material misstatements and omissions in their SEC filings and enjoining the Ladd Defendants from, inter alia, exercising rights as Delcath stockholders, including their rights to vote or submit shareholder consents until correction of the alleged material misstatements and omissions, or soliciting shareholder consents until 60 days after correction of the alleged material misstatements and omissions. (Id. at ¶ ¶ d-f).

          Delcath originally brought this action in the United States District Court for the District of Columbia, which entered a temporary restraining order (“TRO”) stating as follows:

neither party shall take any action based on any consents or consent revocations, as applicable, that they might obtain concerning the actions described in their respective, definitive Consent Solicitation Statement or definitive Consent Revocation Statement, as applicable, nor shall either party or their respective representatives make any public announcement of the outcome of their respective solicitations or the interim results or tallies of their respective solicitations.

(TRO of Aug. 17, 2006). Before expiration of that order, the case was transferred to the Southern District of New York upon motion by the Ladd Defendants.

          On August 29, 2006, the day after the action was docketed in this District, oral argument was heard on Delcath’s motion by order to show cause to extend the TRO until the hearing on Delcath’s application for a preliminary injunction. After hearing oral argument, I determined that Delcath had demonstrated 1) a likelihood of success on the merits of its 13(d) and 14(a) claims, based on material facts that it presented in its affidavits and which the Ladd Defendants failed to dispute in reply, and 2) irreparable injury to the Delcath shareholders in that they were being “deprived of their statutory right to receive accurate information and to be free from deceptive information bearing on their investment decisions.” (Aug. 29 Tr., p.39, ln. 11-15, p.40 ln. 1-3, p.44 ln.6-8,).1 Accordingly, the TRO was continued, expedited document production was ordered to be concluded by September 1,

[1] “Tr.” refers to the transcript of the date indicated.

2006,2 and the preliminary injunction hearing (“PI hearing”) set for September 25, 2006.

          At the August 29 hearing, the Ladd Defendants argued that the September 25, 2006 hearing date would be after the 60-day window set out in Section 228(c) of the Delaware General Corporation Law, within which the Ladd Defendants were required to deliver to Delcath or its registered agent the consents obtained through their solicitation in order for the consents not to become void. 3 In consideration of this concern of the Ladd Defendants, the date of the PI hearing was advanced to September 18, 2006, a week earlier than originally scheduled, with corresponding adjustments to briefing schedules and the like.

          On September 7, more than a week after document production was supposed to have concluded, Delcath’s

2 Delcath’s document request was served on the Ladd Defendants at or about the time that the action was commenced in the District of Columbia on August 4.
3 8 Del. C. § 228(c) (2006) states: “Every written consent shall bear the date of signature of each stockholder or member who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section to the corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded.”

counsel requested a conference to discuss various discovery problems related to Defendants’ failure to respond fully to discovery requests. Based on numerous conferences with counsel and letters submitted to the Court, it became evident that the Ladd Defendants had failed to comply properly with Delcath’s document requests. The most problematic discovery issue was the Ladd Defendants’ failure to produce or explain the absence of many important emails between Mr. Ladd and certain individuals as to whom Delcath had demonstrated a likelihood of success in showing were the subject of incomplete or misleading disclosures, including Mr. Foltz, a former consultant to Delcath, and Mr. Codling, a broker at Westrock Advisors, Inc. It was not until a September 11 teleconference and subsequent letter that the Ladd Defendants admitted that there were relevant emails that had not been produced. The only explanation offered by counsel for the Ladd Defendants was that they “didn’t know they were there.” (Sept. 11 Tr., p.14 ln.21-22). 4 This was despite the fact that Mr. Ladd has multiple computers at his office and home and, according to interrogatories and admission by Ladd counsel,

4 During the teleconference on September 11, Defendants admitted to finding one Foltz-Ladd email that had not been deleted, but even that was not immediately produced. (Sept. 11 Tr., p.28).

is heavily reliant upon his Blackberry. (Sept. 8, 8:30 call, Tr., p.7; Sept. 8, 3:00 call, Tr., p.52). In response to inquiry by the Court, counsel for the Ladd Defendants admitted that emails between Mr. Ladd and people such as Mr. Foltz were relevant and responsive and that none had been produced even a week after court-ordered expedited discovery was supposed to be concluded. (Sept. 8, 8:30 call, Tr., p.23).

          Based on the lack of forthcoming answers or production from the Ladd Defendants with regard to the apparently relevant emails and on Mr. Ladd’s admission that he regularly deleted emails until some time in August (this action was commenced in the District of Columbia on August 4, 2006), by the order dated September 8, 2006, Delcath was authorized to engage forensic computer experts to examine the Ladd Defendants’ computers and other devices. In due course, the Ladd Defendants admitted deleting emails after commencement of this action and admitted failing to produce obviously relevant documents, both electronic and paper.

          As might be expected, the forensic examination of the Ladd Defendants’ computers, occasioned by their failure to comply with their discovery obligations, led to delay in discovery. It soon became apparent that the parties would not have sufficient time to complete expedited discovery and prepare for the September 18 PI hearing, and thus the issue of the 60-day window arose again. It is now necessary to determine whether and under what conditions to extend the TRO until a later PI hearing date.

          Delcath requests that the TRO be continued, including that, in the event that the Ladd Defendants receive over fifty percent of the consents, they be restrained from delivering such consents to Delcath or its registered agent as required by the Delaware statute. The Ladd Defendants object and argue that in the event they obtain a sufficient number of consents, they should be permitted to deliver them within the 60-day window. They argue that the Court may enjoin the parties and shareholders from taking any other action to effect the change in board members pending decision on the preliminary injunction and note that where, subsequent to the filing of a case under the federal securities laws, a case is filed in Delaware Chancery Court to effect the corporate change indicated by the vote, Delaware courts often stay the later-filed cases pending decision on the federal securities claims. The Ladd Defendants also argue that if they are not permitted to deliver the consents within the 60-day window, the consents will become void and they will have to re-commence their consent solicitation, even if they are successful on the preliminary injunction hearing. Delcath responds that the Court may not delay the efficacy of the consents once they are delivered, that the delay is due to the Ladd Defendants’ discovery misbehavior and that, in any event, re-commencing a consent solicitation is not irreparable injury. The Ladd Defendants respond that the facts of each solicitation are unique and, if they are not permitted to deliver, this unique moment will be lost.

          The problem with the “deliver and stand still” option, however, is that the Delaware Supreme Court has made it clear that corporate action pursuant to Section 228 of the Delaware General Corporation Law is effective “upon the delivery of the proper number of valid and unrevoked consents to the corporation.” Allen v. Prime Computer, Inc., 540 A.2d 417, 420 (Del. 1998) (“Because § 228 clearly and unambiguously permits a majority of stockholders of a corporation to act immediately and without prior notice to the minority, the statute must be given its plain meaning.”); Datapoint Corp. v. Plaza Securities, 496 A.2d 1031, 1035-36 (Del. 1985) (“Section 228 contains no language suggesting that action accomplished by stockholders through written consent ‘without a meeting, without prior notice and without a vote’ may be lawfully deferred or thwarted on grounds not relating to the legal sufficiency of the consents obtained”). See also, 1 R. Franklin Balotti & Jesse Finkelstein, Delaware Law of Corporations & Business Organizations, § 7.29 (3d ed., 2006 Supp.) (“The action [sought under Section 228 of the Delaware General Corporation Law] is effective when a legally sufficient consent (or consents) is delivered to the corporation.”). Although counsel have proffered cases where the incumbent board has been permitted to delay the efficacy of delivered consents to permit ministerial review of the consents, Allen, 540 A.2d at 420 (“[T]he bylaw should contain only the minimal requisites for a reliable and prompt ministerial review to ensure the orderly function of corporate democracy.”); Nomad Acquisition Corp. v. Damon Corp., 1988 WL 383667, at *7 (Del. Ch. Sept. 20, 1988), even after exchange of numerous letter briefs and arguments of counsel, including eminent Delaware counsel, no case has been proffered (and research has disclosed none) in which a Court has delayed the efficacy of delivered consents in the manner the Ladd Defendants request. Indeed, counsel have apparently agreed that the Section 225 proceeding is a summary proceeding and that it is black-letter law that “[a]sserted violations of the federal proxy rules will not be reviewed in a [S]ection 225 proceeding.” Rodman Ward, Jr., et. al, 1 FOLK ON THE

DELAWARE GENERAL CORPORATION LAW § 225.6.2 at 212.1-212.2 (West 2006). 5 Accordingly, I am not persuaded that I may contravene apparent Delaware law to the effect that the consents are effective upon delivery, following only ministerial review.

          The Ladd Defendants argue that the relief they seek is no more than the “customary status quo order” but, as noted, have not proffered a case in which relief similar to that which they seek here has been granted. I am certainly cognizant that “it has become customary in § 225 actions to put into place, either by agreement of the parties or court order, a status quo arrangement that precludes the directors presently in control of the corporation from engaging in transactions outside the ordinary course of the corporation’s business until the control issue is resolved.” Arbitrium (Cayman Islands) Handels AG v.

5 8 Del. C. § 225(a) (2006) states: “Upon application of any stockholder or director, or any officer whose title to office is contested, or any member of a corporation without capital stock, the Court of Chancery may hear and determine the validity of any election, appointment, removal or resignation of any director, member of the governing body, or officer of any corporation, and the right of any person to hold or continue to hold such office, and in case any such office is claimed by more than 1 person, may determine the person entitled thereto; and to that end make such order or decree in any such case as may be just and proper, with power to enforce the production of any books, papers and records of the corporation relating to the issue.”

Johnson, 1994 WL 586828 at *3 (Del. Ch. 1994). But the cases proffered as examples of status quo orders are inapposite because they do not speak to the Court’s ability to delay the section 228 remedy. On the issue of status quo orders, however, the parties do agree that the decision whether or not to enter any particular status quo order is governed by the same considerations applicable to a decision on a temporary restraining order or preliminary injunction. E.g., Raptor Systems, Inc. v. Shepard, 1994 WL 512526 at *2 (Del. Ch. 1994) (“In order to justify entry of a status quo order in a section 225 action, which is essentially a temporary restraining order, plaintiffs must demonstrate 1) that the order will avoid imminent irreparable harm; 2) a reasonable likelihood of success on the merits; and 3) that the harm to plaintiff outweighs the harm to defendants. See Shields v. Shields, 498 A.2d 161, 166 (Del. Ch. 1985).”). Accordisngly, I now consider the requested relief under that standard.

          As noted in the August 29 hearing, Delcath demonstrated a likelihood of success on the merits of its 13(d) and 14(a) claims, which involve nondisclosure and misrepresentations in connection with the Ladd Defendants’ consent solicitation. I found that consents were certified based on these alleged nondisclosures and misrepresentations and thus that Delcath’s shareholders would suffer irreparable harm in being “deprived of their statutory right to receive accurate information and to be free from deceptive information bearing on their investment decisions.” (Aug. 29, Tr., p.39).

          The Ladd Defendants argue that those findings can no longer be made in light of what they refer to as their “tell all” letter, that is, their September 12, 2006 letter to Delcath stockholders. I disagree. First, although there are some additional disclosures in that letter, the material proffered by Delcath in its moving papers demonstrates a likelihood of success in proving various omissions and misrepresentations that were not addressed in the letter or otherwise explained by the Ladd Defendants. For example, the Ladd Defendants do not address the apparent lack of independence of the firms that prepared the valuation which was the basis of the Ladd Defendants’ consent solicitation, including the apparent relationship between Fulcrum and Mr. Codling. Also, the Ladd Defendants have not made full disclosure regarding the financial and accounting failures of the companies on whose board and/or audit committee Mr. Zeidman sat.

          Second, based on the information now before the Court, it certainly appears that consents rendered prior to the

September 12 tell all letter (or whatever point in time the market can be said to have assimilated that information) were tainted. The shareholders who gave consents prior to that date did not have the benefit of the information contained in the tell all letter at the time they gave their consent. The parties have informed the Court that the Ladd Defendants’ 60-day window to accumulate consents closes on or about September 25, 2006, not even two weeks after the tell all letter and even less time after market assimilation of the material. Accordingly, even if the disclosures contained in the tell all letter were complete, a large percentage of the consents collected would most likely have been based on incomplete or misleading information, without sufficient time for revocation, and thus would be tainted in any event. Accordingly, Delcath has continued to demonstrate both a likelihood of success on the merits of its 13 (d) and 14 (a) claims and irreparable injury.

          The Ladd Defendants, in turn, have failed to demonstrate that extending the TRO, including prohibiting delivery of consents, would cause irreparable injury to them. It is within the equitable power of the Court to void consent solicitations and permit parties to recommence the process if that remedy causes the least amount of actual harm to all parties involved, see e.g., Kaufman v. Cooper Cos., 719 F. Supp. 174, 185 (S.D.N.Y. 1989), Pabst Brewing Co. v. Jacobs, 549 F. Supp. 1068, 1079-80 (D. Del. 1982), Central Foundry Co. v. Gondelman, 166 F. Supp. 429, 446-47 (S.D.N.Y. 1958), and I acknowledge that the Ladd Defendants have expended numerous hours and significant sums of money in the current consent solicitation.  Such loss of time and money, however, does not constitute irreparable injury.  Also, the Ladd Defendants’ argument that because there might be a different makeup of shareholders in a subsequent solicitation or other changed facts is far too speculative to constitute irreparable injury.  Moreover, I note authority to the effect that even a post-vote voiding of consents might not avoid the irreparable injury to the incumbent board based on the negative impression that has been conveyed to the shareholders by the false and misleading information disseminated during the contest.  See, e.g., Lone Star Steakhouse & Saloon, Inc., v. Adams, 148 F. Supp. 2d 1141, 1150 (D. Kan. 2001) (“Monetary damages cannot restore the right of shareholders to effectively exercise their corporate suffrage rights.  Nor can post-vote relief be considered an effective remedy.”); Irving Bank Corp. v. Bank of New York Co., 692 F. Supp 163, 168-69 (S.D.N.Y.

1988) (“Forcing shareholders of a target company to make decisions without full and accurate disclosure of material information by the acquirer causes an irreparable injury to them inherent in the nature of the transaction.  And relief, if granted, must be given before the takeover is consummated, it being difficult thereafter to ‘unscramble the eggs’”); Berkman v. Rust Craft Greeting Cards, Inc., 454 F. Supp. 787, 794 (S.D.N.Y. 1978) (“[W]ere the election to go forward, plaintiffs and all other shareholders would be denied their fundamental right to have their investment managed by faithful directors, duly elected after full disclosure of the facts.  Injury of this nature is not readily remedied after the election. . . . On the other side of the balance, we perceive little hardship accruing from a relatively short delay of the election pending resolicitation.”).  There has also been no showing that a stay by the Delaware court of any section 225 action brought would avoid the irreparable injury described above. Finally, I adopt the sentiment expressed by the Lone Star court that the “public interest always lies with the truth.” 148 F. Supp. at 1150.

          Having found that Delcath continues to demonstrate a likelihood of success on the merits of its claims, I might not necessarily balance the equities.  Because the Raptor

Systems court included this factor in its analysis, however, I will do so and find that the balance lies in favor of Delcath. As noted above, Delcath has demonstrated irreparable injury while the Ladd Defendants have not. Also, the date of the PI hearing was advanced in order to avoid this very problem with the 60-day window prescribed by the Delaware statute. As a result of the Ladd Defendants’ discovery malfeasance, however, the hearing had to be adjourned. The Ladd Defendants should not benefit from their own misdeeds, so, for both these reasons, the balance of equities clearly tips towards Delcath.

          Accordingly, the preliminary injunction hearing is adjourned to October 2, 2006 at 10:00 a.m. in Courtroom 12A at 500 Pearl Street. Counsel shall confer and inform the Court of other schedule adjustments they require and, no later than September 26, of their ability to proceed on October 2.

          For the reasons set forth above, Delcath has demonstrated good cause for extension of the temporary restraining order. Accordingly, pending decision on Delcath’s motion for a preliminary injunction returnable on October 2:

no party shall take any action, including delivery of consents to Delcath or its registered agent, based on any consents or consent revocations, as applicable, that the party might obtain concerning the actions described in the parties’ respective, definitive Consent Solicitation Statement or definitive Consent Revocation Statement, as applicable, nor shall any party or any representative of any party make any public announcement or other disclosure of the outcome of the parties’ respective solicitations or the interim results or tallies of their respective solicitations.

SO ORDERED

September 20, 2006

LORETTA A. PRESKA, U.S.D.J.